UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 4, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on January 4, 2010.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: December 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through December 2, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Business Environment

1.             Overall, the tone of Mr. Mansueto’s comments in the 3Q earnings release seemed more positive relative to the past few quarters or at least less negative. Should I take this to mean that while there will likely be pressure on revenue growth from weaker pricing power that generally you all feel better about 2010? How do sales pipelines in certain important products look to be shaping up into the early part of next year?

We believe business conditions have stabilized to some extent. Although organic revenue declined in the third quarter of 2009, the rate of decline was consistent with the second quarter.

As we look toward 2010, we expect that we’ll begin restoring some of the benefits that we previously reduced in 2009 (such as partial matching contributions to retirement plans, tuition reimbursements, and bonus expense), so our expense base may also increase as revenue improves.

Our sales pipeline has improved overall, particularly for products such as DataHub, a new service that helps institutional clients consolidate their data aggregation services and better manage data across their organizations, and Licensed Tools & Content (which includes our Site Builder platform), but other products have remained under pressure.

2.             Please speak about pricing in both businesses at the current time, particularly in your Advisor products and Morningstar.com, both subscriptions and advertising? We’ve heard that data-oriented businesses that derive revenue from the financial services industry, despite improvements in new sales, are being offset by weaker pricing power on re-contracting. Do you plan to raise prices on Morningstar.com premium subscriptions in the new year?

On the advisor software side, most of our existing clients are no longer requesting price concessions driven by difficulties in their business results. We’ve implemented some small fee increases, although our clients generally remain price sensitive.

Fee pressures for new customers have also lessened, although we’ve also found that new clients typically have smaller budgets to work with than in the past. If a client has a limited budget, we can typically configure an appropriate solution to meet its budget needs.

With Morningstar.com, we were not immune to the industry-wide pricing pressure in the first half of the year. That said, we were able to maintain price integrity for the high-demand areas of the site, while reducing pricing for some other areas. That pressure has abated more recently, and we’ve been eliminating some of the discounting from earlier in the year.

We do plan to implement a modest price increase (albeit smaller than in the past) for Premium memberships in January 2010.

Operating Metrics

3.             Internally, do you target a specific ROE or do you generally look more at operating income growth, margins, and top-line growth?

We don’t have a specific target for ROE (return on equity). The three key operating metrics that we focus on are revenue, operating income, and free cash flow. Our goal is to increase the intrinsic value of our business over time, which we believe is the best way to create value for our shareholders. We believe these measures can help investors generate their own assessment of how our intrinsic value has changed over time.

Operating Metrics/Bonus Plan

4.             Which operating metrics are most important in determining management’s compensation (bonus)?

The size of our bonus pool has historically been driven by changes in operating income relative to the previous year. As part of the cost-cutting measures we implemented in early 2009, we made a number of changes to this year’s bonus plan, including reducing the overall size of the bonus pool relative to previous years.

Acquisitions

5.             In a prior filing you seemed at least open to a larger opportunistic acquisition should the right deal present itself? Generally, is the idea of diversifying either geographically, via product set, or to a different set of clients where you may be under-represented the main driver? Or is cost savings?

Yes, we’ve said in the past that while we like smaller “bolt-on” acquisitions, we wouldn’t rule out a larger acquisition if the right opportunity presented itself. We evaluate potential acquisitions based on a number of metrics, including cost savings and diversification value. Most important, though, our goal is to ensure that acquired operations are a strong fit with our five key growth strategies, which are:

•                  Enhance our position in each of our key market segments by focusing on our three major Internet-based platforms;

•                  Become a global leader in funds-of-funds investment management;

•                  Continue building thought leadership in independent investment research;

•                  Create a premier global investment database; and

•                  Expand our international brand presence, products, and services.

6.             What are some of the most intriguing acquisition opportunities that you all see in international fund markets right now?

As a matter of policy, we don’t comment about our acquisition pipeline.

Morningstar.com

7.             How have the new trial starts trended in Morningstar.com over the past few months? Has the trial-to-paid conversion rate remained relatively consistent?

In the third quarter of 2009, new Premium trial starts remained weak, which we attribute to continued pressure on consumer discretionary spending. However, the trial-to-paid conversion rate improved during the quarter.

8.             Would you say it’s fair to say that the strong growth in registered users on Morningstar.com should provide the gasoline, so to speak, for future growth in premium subscribers on the other side of this crisis? How should I be looking at growing registered users (i.e. increased foot traffic) in the context of shrinking premium subscribers?

Registered users are an important driver behind future growth in Premium subscribers. Registered users represent a significant portion of our Premium trial pipeline, with the remainder from a mix of traffic sources including returning visitors, organic search engine traffic, syndication referrals, and new visitors. However, there’s not always a direct correlation between signing up as a registered user and being willing to pay for a Premium membership.

Credit Ratings

9.             I saw the announcement this morning about the new bond ratings service. Can you please clarify—how will you be charging for the service?

We charge subscription fees to institutions to access the complete credit research and models that go into our credit ratings. Institutional investors who subscribe to these services will be able to access all of the research behind the ratings, which includes written credit research, cash-flow models, and investment recommendations as well as access to the analysts.

10.      What is the incremental cost to your credit-rating effort and what is your sense for incremental revenue?

The credit-rating effort leverages the work of our equity analyst staff, and our credit ratings are driven by the same fundamental cash-flow forecasts we use to generate our ratings on stocks. In addition, we plan to hire a total of about 10 fixed-income specialists dedicated to producing credit ratings. We don’t provide estimates for incremental revenue, but we believe there’s a market need for multiple perspectives on issuers’ credit quality. As a leading provider of independent investment research, we believe we have a unique viewpoint to offer on company default risk that leverages our cash-flow modeling expertise, proprietary measures like Economic Moat, and in-depth knowledge of the companies and industries we cover.

11.      Given the current regulatory climate, it seems ratings agencies are going to be much more vulnerable to litigation when their ratings prove incorrect. Would this service leave you vulnerable to similar risks?

The regulatory landscape in the credit ratings and research area is rapidly shifting, and we’ll continue monitoring the risk of litigation in all areas of our business.

12.      Previously, you said credit ratings was simply a tough model with a conflicted issuer-pay structure and limited ways to get paid outside of that structure. What made you reverse that stance? The main question here is probably this: It seems like there is significant potential risk to offering credit ratings, but somewhat limited reward in terms of additional sales? Why is that premise incorrect?

We’ve said for some time that it would make sense for Morningstar to have a voice in this area. It’s a natural extension of the equity research we’ve been providing for nearly a decade. It has taken us time to build established relationships with institutions that set the stage for monetizing our research.

We think there’s investor demand for good, independent credit research, although the subscription-paid market isn’t as large as the issuer-paid market dominated by the three largest rating agencies. Offering credit ratings is also a natural extension of the Morningstar brand and will enhance all of our major platforms. Because of our experience with our institutional equity research service, we believe we have the relationships and platform in place to monetize investment ideas and research on bonds as well.

Morningstar Equity Research

13.      What is your outlook for headcount in research? Has the analyst ranks basically been reduced to their run-rate given the lower GARS revenue or will more reduction be made in this business?

Our research headcount is driven by what we believe is an optimal coverage list size and other research initiatives that will drive the business going forward. We currently have approximately 80 stock analysts in the United States and plan to hire about 10 credit specialists. We believe that’s a representative size for the run rate of our research team and will allow us to maintain one of the broadest coverage universes of any independent research firm in the world, although the size of the staff can vary based on attrition as well as business demand.

Morningstar Investment Research Center Contract with U.S. Department of Defense

14.      Regarding this Department of Defense mandate, what type of revenue impact should we see from this? What was the value of revenue derived from the Navy relationship prior to this signing? Are there other types of opportunities you are seeing to provide bulk coverage of one of your products across an organization, financial or otherwise?

We recently announced an agreement with the U.S. Department of Defense to offer our proprietary investment research and tools to all military service personnel and their families worldwide. We’re providing this research through the Morningstar Investment Research Center, which includes research and analytical tools from our retail Web site, Morningstar.com.

Although this agreement significantly expands our previous relationship with the Navy, we don’t expect it to be material to our overall results.

We have bulk coverage agreements similar to these in place for several other products and services, and we’re always looking for opportunities to develop new enterprise-wide agreements.

15.      Is the DoD offering research to all military personnel, rather than just the account with the Navy, a replacement of some of the revenue lost due to the end of the GARS? If so, what percentage of that lost revenue do you anticipate this deal will replace?

As mentioned above, the research we’re providing is through the Morningstar Investment Research Center and isn’t related to the research we provided related to the Global Analyst Research Settlement. The contract value for this agreement isn’t material to our overall results.

Morningstar Advisor Workstation

16.      In your Advisor Workstation product, can you tell me how much business you do with the three-headed oligopoly of Morgan Stanley Smith Barney, Bank of America-Merrill Lynch, and Wells Fargo-Wachovia? Do these companies typically utilize in-house software rather than your product? Are you noticing as dislocation related to M&A in the advisory space continues, albeit at a slowing rate, that MORN is benefiting either from brokers joining smaller firms that utilize your product, or in any other manner?

We estimate that less than 10% of our advisor software revenue came from these three firms in 2009. Brokerage firms such as these typically use both in-house software and some outside resources. Regarding your question on dislocation related to M&A, consolidation among our clients often results in some overlap of services, which can translate into a near-term reduction in fees if we reprice our current services to eliminate any overlap. In some cases, we’re later able to initiate conversations about expanding the range of services for the combined firm, so ultimately the relationship may be larger once the merger dust settles.

We have noticed some benefit from brokers moving to smaller firms. Anecdotally we know that some portion of the growth in Morningstar Office (previously Morningstar Advisor Workstation Office Edition), in particular, is the result of the trend of wirehouse brokers “breaking away” and moving to an independent model. We believe Office is well-suited to their needs because of its capabilities as an end-to-end solution for independent practice management.

Morningstar Site Builder

17.      Can you provide the number of Site Builder licenses outstanding at the end of 2Q and 3Q?

Because Morningstar Site Builder is now part of our Licensed Tools & Content product line, we don’t plan to break out the number of licenses for this product going forward. We believe that the number of licenses is a less meaningful measure of business size in this area, which is one reason we now distinguish it from the Advisor Workstation metrics. Because Site Builder tools are often used by our clients to enhance the content/capability of a high-traffic or public-access Web site, we frequently license Site Builder tools on a “site license” rather than a per-seat basis. We establish a flat site license price based on the relative value of the Site Builder configuration as well as an estimate of the level of distribution, but the price is not directly related to a fixed number of expected users or seats.

Morningstar Direct

18.      Can you discuss a bit about Morningstar Direct subscription growth, particularly international? What types of financial institutions continue to be most interested and capable of committing to new spending in this product?

We’re seeing continued growth and strong interest in Morningstar Direct from asset management firms, banks, and investment consultancy firms outside the United States. The majority of our clients are sales and marketing professionals, but we also reach some portfolio managers and research analysts internationally. With the continued expansion of our global databases and recent enhancements such as portfolio attribution, performance reporting, and the presentation studio, we’re also seeing new business in the pensions/insurance, investment consulting, and private wealth segments. In addition, we’re working on developing new opportunities with small- to mid-size asset management firms that are seeking to reduce costs by consolidating their research with one provider. Morningstar Direct has been well-received in these areas because it’s an all-in-one research solution, and we can easily deploy it across teams.

Reseller Agreements

19.      Regarding the outsourcing agreement announced with Advent Software and Global Industry Classification Standard (GICS) on November 19, 2009, what is Morningstar’s role? Is this a revenue-generator or is there a cost related to the agreement? Is this the first time you have worked with Advent Software? How does this agreement change the competitive dynamics (or not change) between Advent and Morningstar? Some elaboration would be helpful. Does Morningstar have any other relationships/agreements with others, such as FactSet?

We recently renewed our agreement with Advent to continue providing the company with data on fund classifications, as we’ve done in the past. There are many companies that we compete with in some areas but also work with as clients. Because our data on fund classifications is viewed as the industry standard, it’s an opportunity for us to generate revenue as well as expand distribution for Morningstar’s data and branding. We have numerous reseller agreements similar to these with a variety of other companies, and we don’t view them as problematic from a competitive perspective.

Investment Management Segment Operating Margin

20.      How much operating leverage exists in the investment management segment? It seems to me your margins in that business are already so high that beyond a modest amount of room for margin improvements there may not be much more given the compensation structure in the investment management industry. Where do you see margins in that segment long-term assuming the current suite of businesses there remains static (which I admit is a bad assumption given your growth strategy)? Any color would be helpful.

Because we don’t give financial forecasts, we can’t give you a projection for long-term operating margins in this segment. It’s fair to say that this segment has significant operating leverage, which magnifies the impact of revenue gains and losses on operating income.

Investment Management Segment Asset Flows

21.      Could you update us on flows to, most notably, Morningstar Associates fund-of-funds and INTECH? What about flows to Morningstar Managed Portfolios during 3Q? Generally, what is your outlook for RFP pipelines, are they picking up at all? Color on new business trends in investment management would be helpful.

In the third quarter of 2009, Morningstar Associates had slightly positive net inflows, but that was more than offset by the impact of two client non-renewals, one in October 2008 and the other in May 2009. Intech had small outflows during the quarter, which were offset by the positive impact of market performance. Morningstar Investment Services (which offers Morningstar Managed Portfolios) had positive inflows during the quarter.

22.      I calculate about a 25 basis-point fee rate for INTECH, is that about [in the right] ballpark?

We quote expense ratios in our offering documents for the Intech portfolios, and management fees typically range from 0.35% to 1.28% of the amount invested in a trust. Out of this fee Intech pays the underlying investment managers and operating expenses of the trusts. While the fees quoted are indicative, many of our assets are placed at an institutional level with specific rates negotiated, so the overall amount we receive depends on the asset class a client invests in and the overall level of investment.

23.      Any plans to diversify product offerings in investment management into more absolute return-oriented strategies that may include long/short equity, arbitrage, or other alternative products?

Yes, we’re interested in expanding our capabilities in these areas. For example, we recently hired a head of alternative investment strategies for Morningstar Associates, and we currently subadvise on an alternative strategies portfolio (Transamerica Alternative Strategies). Our Intech subsidiary in Australia offers three alternative strategy portfolios, and we’ve also been increasing our research efforts in these areas at Ibbotson Associates.

Investor Communications

24.      Any plans to loosen your communication procedure with investors? I understand and respect your wishes to communicate with all investors equally, but it would certainly be helpful to get incremental color via the phone (for sell side analysts such as myself) or even via conference calls following earnings. For what it’s worth, I think it would help investors more effectively understand your business in real-time.

Thank you for the comments. We feel strongly about providing equal access to information to all investors, so we don’t anticipate changing our policy to start holding one-on-one meetings or conference calls. That said, we encourage anyone interested in learning more about our business results and strategy to attend our annual meeting, which is held in Chicago each May and includes presentations about our business and an extensive Q&A period with management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: December 4, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer